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                                                               Exhibit 99 (a)(9)



         ADDITIONAL INSTRUCTIONS RELATING TO THE LETTER OF TRANSMITTAL PURSUANT TO THE OFFER TO PURCHASE 5,000,000 SHARES OF CAPSTEAD
                       MORTGAGE CORPORATION COMMON STOCK

PURPOSE OF TRANSMITTAL:

     Use the enclosed BLUE Letter of Transmittal to tender your shares pursuant to the Offer. The BLUE Letter of Transmittal provides for the tendering of shares that have not yet been adjusted for the reverse stock split.

     Upon receipt of your properly completed BLUE Letter of Transmittal, the Exchange Agent* will accept the old certificate(s) and dividend reinvestment shares, if any, for exchange into the new shares of Capstead common stock. Once the Exchange Agent completes the reverse split exchange, the new shares, including fractions, which you have indicated on the BLUE Letter of Transmittal you wish to tender, will be held in book entry at the Depositary until the Offer expires. Shortly following expiration of the Offer, those shares held in book entry at the Depositary will be tendered in accordance with the Offer. A certificate will be mailed to you following the exchange of shares pursuant to the reverse stock split for any shares you held out of the Offer, as indicated by you on the BLUE Letter of Transmittal.

SHARE BALANCE ON THE TRANSMITTAL:

     Printed at the bottom of the enclosed BLUE Letter of Transmittal is your certificated share balance and dividend reinvestment share balance, if any, and an aggregate share balance ON A PRE-REVERSE STOCK SPLIT BASIS. For your convenience, the aggregate balance has been reverse split-adjusted to show you the total share balance that is eligible for the offer to purchase. When completing the "Description of Shares Tendered" box, indicate the shares you wish to tender on a PRE-SPLIT BASIS, and the Depositary will adjust for the reverse stock split accordingly. When submitting the BLUE Letter of Transmittal, you need only provide a certificate(s) for those shares indicated on the BLUE Letter of Transmittal as "Cert."

USE THE BLUE LETTER OF TRANSMITTAL ONLY IF YOU WISH TO TENDER YOUR SHARES.

DO NOT USE THE BLUE LETTER OF TRANSMITTAL IF YOU INTEND TO SOLEY EXCHANGE YOUR SHARES FOR THE REVERSE STOCK SPLIT. INSTEAD, USE THE WHITE LETTER OF TRANSMITTAL, WHICH IS BEING MAILED TO YOU UNDER SEPARATE COVER, FOR THE SOLE PURPOSE OF EXCHANGING YOUR SHARES PURSUANT TO THE ONE-FOR-TWO REVERSE STOCK SPLIT.

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* Norwest Shareowner Services will act as both the Exchange Agent for the
  1-for-2 reverse split of the Common Stock of Capstead Mortgage Corporation and the Depositary for the Offer.